Exhibit 99.2

REPRESENTATION PURSUANT TO INSTRUCTION 2 TO

ITEM 8.A.4 OF FORM 20-F

February 24, 2021

In connection with the filing of a Registration Statement on Form F-4 (the “Registration Statement”) by Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda (the “Company”), relating to a proposed business combination with Foley Trasimene Acquisition Corp. II, which will include audited financial statements of Pi Jersey Holdco 1.5 Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (the “Accounting Predecessor”), the Company represents to the Securities and Exchange Commission that:

1.

The Accounting Predecessor is not currently a public reporting company in any jurisdiction and is not required by any jurisdiction outside the United States to have audited financial statements as of a date not older than 12 months from the date of filing the Registration Statement.

2.

Compliance with the requirement in Item 8.A.4 of Form 20-F that the audited financial statements must be as of a date not older than 12 months at the date of filing the registration statement is impracticable or involves undue hardship for the Accounting Predecessor.

3.	At the time the Registration Statement is declared effective, the Accounting Predecessor will have audited financial statements not older than fifteen months.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this representation as of the date first above written.

Paysafe Limited

By:	/s/ Philip McHugh
Name: Philip McHugh
Title: Chief Executive Officer

[Signature Page to Item 8.A Representation]